Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON AMENDS DOMESTIC CREDIT FACILITIES

Increases Domestic Borrowing Capacity and Improves Financial Flexibility

ARDEN HILLS, Minn. — March 31, 2015—IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, announced today that it has amended its credit facilities with The PrivateBank.

Highlights of the amendment include:

•	Increasing IntriCon’s term loan to $5.0 million from its current balance of $1.75 million, amortized in quarterly principal installments of $250,000;
•	Lowering interest rates on the term loan and revolving loan compared to the company’s existing facility;
•	Extending the term loan and revolving loan maturity date to February 28, 2019;
•	Increasing the annual capital expenditure limit to $4.5 million; and
•	Implementing investment provisions that allow for up to $4.0 million in investment spending prior to requiring bank approval.

Said Mark S. Gorder, president and chief executive officer, "As we continue to aggressively pursue significant revenue opportunities in the value hearing health, or VHH, and medical biotelemetry markets, financial flexibility is critical. The expansion of our VHH business requires the company to establish infrastructure and secure channel partners to capitalize on the rapidly emerging market. Additionally, core technology investments—including development of ultra-low-power wireless technology aimed at increasing efficiencies and access to the emerging VHH distribution channel and medical biotelemetry markets—are essential to our long-term success.

“Working with our partners at The PrivateBank, we have created a lending structure that provides broader flexibility and enhances management’s ability to move quickly on opportunities that arise. This amendment reinforces The PrivateBank’s commitment to our strategic plan and its belief in our ability to execute our growth initiatives successfully.”

IntriCon Corporation

March 31, 2015

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2014. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At PadillaCRT: Matt Sullivan 612-455-1709 matt.sullivan@padillacrt.com

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